UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Aegion Corporation
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share

	(2)	Aggregate number of securities to which transaction applies:

As of April 19, 2021, (A) 30,741,907 shares of common stock were issued and outstanding (no shares were held in treasury of Aegion), (B) 606,597 shares of common stock were underlying outstanding restricted stock unit awards, (C) 638,728 shares of common stock were underlying outstanding performance stock units (assuming settlement of such awards based on attainment of performance goals at maximum level), and (D) 266,598 shares of common stock were underlying outstanding deferred stock units.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of: (A) 30,741,907 shares of common stock multiplied by the per share merger consideration of $30.00, (B) 606,597 shares of common stock underlying outstanding restricted stock unit awards multiplied by the per share merger consideration of $30.00, (C) 638,728 shares of common stock were underlying outstanding performance stock units awards (assuming settlement of such awards based on attainment of performance goals at maximum level) multiplied by the per share merger consideration of $30.00, and (D) 266,598 shares of common stock were underlying outstanding deferred stock units awards multiplied by the per share merger consideration of $30.00.

	(4)	Proposed maximum aggregate value of transaction: $967,614,900

	(5)	Total fee paid: 0.0001091 x $967,614,900 = $105,566.79 (includes $95,007.33 previously paid on March 17, 2021 on Schedule 14A and $10,559.46 paid concurrently with this proxy supplement)

☐	Fee paid previously with preliminary materials.
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
$95,007.33
	(2)	Form, Schedule or Registration Statement No.:
Preliminary Proxy Statement on Schedule 14A
	(3)	Filing Party:
Aegion Corporation
	(4)	Date Filed:
March 17, 2021

April 19, 2021
Dear Stockholder:
On or about April 5, 2021, we mailed to you a definitive proxy statement (the “definitive proxy statement”) relating to a virtual special meeting of stockholders of Aegion Corporation (which we refer to as “Aegion” or the “Company”), to be held on May 14, 2021 at 8:30 a.m. Central Daylight Time, to consider and vote on proposals relating to the proposed acquisition of Aegion by Carter Intermediate, Inc. (which we refer to as “Parent”), through the merger of Carter Acquisition, Inc. (which we refer to as “Merger Sub”), which is a direct wholly-owned subsidiary of Parent, with and into Aegion (the “merger”), with Aegion continuing as the surviving corporation and a wholly-owned subsidiary of Parent. Among other proposals set forth in the definitive proxy statement, stockholders of the Company are being asked to approve the Agreement and Plan of Merger, dated as of February 16, 2021 and as amended by Amendment No. 1 thereto, dated March 13, 2021 (which we refer to as the “amended merger agreement”), which, among other things, governs the terms and conditions of the merger.
On April 13, 2021, Aegion, Parent and Merger Sub entered into Amendment No. 2 to the amended merger agreement (the “second amendment to the merger agreement” and the amended merger agreement so amended, the “merger agreement”). The second amendment to the merger agreement has the effect of, among other things, increasing the cash merger consideration to be paid to Aegion stockholders to $30.00 per share from $27.00 per share (the second amendment to the merger agreement is described in more detail in the section entitled “Summary of the Second Amendment to the Merger Agreement” beginning on page S-25 of this proxy supplement). If the merger is completed, you will be entitled to receive $30.00 in cash, without interest and less applicable withholding taxes, for each share of Aegion common stock you own (unless you have properly exercised your appraisal rights with respect to such shares).
The Aegion Board of Directors (which we refer to as the “Board”) unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Aegion and its stockholders, and declared it advisable for Aegion to enter into the merger agreement and authorized and approved the execution, delivery and performance by Aegion of the merger agreement and the consummation of the transactions contemplated by the merger agreement. The Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.
The time and date of the virtual special meeting of Aegion stockholders has not changed and remains on May 14, 2021 at 8:30 a.m. Central Daylight Time. The record date has not changed and remains March 31, 2021. Only holders of record of Aegion common stock as of the close of business on March 31, 2021 are entitled to vote at the special meeting. As part of our precautions regarding the COVID-19 (coronavirus) pandemic, we are sensitive to the public health and travel concerns that our stockholders may have, as well as any quarantines or other protocols that governments may impose. As a result, the special meeting will be held in a virtual meeting format only via live webcast. There will not be a physical meeting location. You will be able to attend the special meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/AEGN2021SM (which we refer to as the “special meeting website”). For purposes of attendance at the special meeting, all references in this proxy supplement and the definitive proxy statement to “present in person” or “in person” will mean virtually present at the special meeting.
All Aegion stockholders of record at the close of business on March 31, 2021 are welcome to attend the special meeting via the special meeting website. Every stockholder’s vote is important to us, so it is important that your shares are represented at the special meeting whether or not you plan to attend via the special meeting website. To ensure that you will be represented, please promptly vote by submitting the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. You will also be able to attend the special meeting online and vote your shares electronically by visiting the special meeting website. If you plan to attend the special meeting, you will need the 16-digit control number included on your proxy card or voting instruction form that accompanies your proxy materials. If you attend the special meeting and vote via the special meeting website, your vote will revoke any proxy that you have previously submitted. If you hold your shares in street name, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.
Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the shares of Aegion common stock issued and outstanding and entitled to vote thereon. The failure of any stockholder to vote by ballot via the special meeting website, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in street name, the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.
If you have any questions or need assistance voting your shares of Aegion common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (877) 687-1874 toll-free if located in the U.S. or Canada, or +1 (412) 232-3651 if located elsewhere.
Thank you for your support of Aegion.
Sincerely,
Mark A. Menghini
Senior Vice President, General Counsel and Secretary
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The accompanying proxy supplement is dated April 19, 2021 and, together with the enclosed form of proxy card, is first being mailed to stockholders of record of Aegion on or about April 19, 2021.

Annexes
Annex A—Amendment No. 2 to the Agreement and Plan of Merger	A-1
Annex B—Opinion of Centerview Partners LLC	B-1

PROXY SUPPLEMENT
INTRODUCTION AND EXPLANATORY NOTE
Except as described in this proxy supplement, the information provided in the definitive proxy statement dated April 1, 2021, which we refer to in this proxy supplement as the “definitive proxy statement,” previously mailed to stockholders of Aegion Corporation on or about April 5, 2021, continues to apply. This proxy supplement, the annexes to this proxy supplement and the documents referred to in this proxy supplement should be read in conjunction with the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to in the definitive proxy statement, each of which should be read in its entirety. To the extent that information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this proxy supplement is more current and supersedes the information in the definitive proxy statement. If you need another copy of the definitive proxy statement, please contact our proxy solicitor, Innisfree M&A Incorporated (which we refer to as “Innisfree”) by calling (877) 687-1874 toll-free if located in the U.S. or Canada, or +1 (412) 232-3651 if located elsewhere. The definitive proxy statement may also be found on the Internet at www.sec.gov. See the section entitled “Where You Can Find Additional Information” beginning on page S-26 of this proxy supplement. In this proxy supplement, the terms “we,” “us,” “our,” the “Company” and “Aegion” refer to Aegion Corporation, and, where appropriate, its subsidiaries.
This proxy supplement is being mailed to Aegion stockholders who are entitled to vote at the special meeting of stockholders being held to consider, among other things, a proposal to approve the Agreement and Plan of Merger, dated as of February 16, 2021 (which we refer to as the “original merger agreement”), among Carter Intermediate, Inc. (which we refer to as “Parent”), Carter Acquisition, Inc. (which we refer to as “Merger Sub”), which is a direct wholly-owned subsidiary of Parent, and Aegion, as amended by Amendment No. 1, dated as of March 13, 2021 (which we refer to as the “first amendment to the merger agreement” and the original merger agreement as amended by the first amendment to the merger agreement as the “amended merger agreement”), and as further amended by Amendment No. 2, dated as of April 13, 2021 (which we refer to as the “second amendment to the merger agreement” and the amended merger agreement as amended by the second amendment to the merger agreement, and as it may be further amended from time to time, the “merger agreement”). A copy of the second amendment to the merger agreement is included as Annex A to this proxy supplement. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Aegion (which we refer to as the “merger”), with Aegion becoming a wholly-owned subsidiary of Parent (we sometimes refer to Aegion following the consummation of the merger as the “surviving corporation”). Only individuals who were Aegion stockholders of record as of the close of business on March 31, 2021 (which we refer to as the “record date”) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. The Company intends to mail this proxy supplement and the accompanying proxy card on or about April 19, 2021 to all stockholders entitled to vote.
We urge you to read carefully this proxy supplement, together with the definitive proxy statement.

QUESTIONS AND ANSWERS
The following additional questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the merger agreement and the transactions contemplated thereby, and supplement the questions and answers contained under the heading “Questions and Answers” beginning on page 12 of the definitive proxy statement. These questions and answers may not address all questions that may be important to you as an Aegion stockholder. Please refer to the more detailed information contained elsewhere in this proxy supplement and the definitive proxy statement. The original merger agreement and the first amendment to the merger agreement are attached as Annex A and Annex B, respectively, to the definitive proxy statement and the second amendment to the merger agreement is attached as Annex A to this proxy supplement.
Q:	Why are you sending me this supplement to the definitive proxy statement dated March 26, 2021?
A:
We are sending you this supplement to the definitive proxy statement because, on April 13, 2021, Aegion, Parent and Merger Sub amended the amended merger agreement to, among other matters, increase the merger consideration from $27 to $30 per share. This proxy supplement provides information about the changes to the proposed transaction with Parent and the amended merger agreement as a result of the second amendment to the merger agreement, and updates the definitive proxy statement which was previously mailed to you on or about April 5, 2021 and filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) on April 1, 2021.

Q:	What are the Company’s reasons for amending the amended merger agreement?
A:
As described in the section entitled “Additional Information About the Merger—Update to Background of the Merger” beginning on page S-7 of this proxy supplement, on April 9, 2021, the Company received a final, binding proposal from a potentially interested financial party (which we refer to as “Party D”) to acquire all of the issued and outstanding Aegion common stock for $30.00 per share in cash, subject to certain regulatory conditions. Following receipt of Party D’s proposal, the Company had discussions and negotiations with Party D and Parent leading to the submission by Parent of a proposal to enter into the second amendment. The Aegion Board of Directors (the “Board”) subsequently determined that the Party D proposal (as revised) was not a “Superior Proposal” as defined under the amended merger agreement and that the amended merger agreement as proposed to be amended by the second amendment and the transactions (including the revised proposal from Parent to acquire the Company for $30.00 per share in cash) are fair to and in the best interests of Aegion and its stockholders. As a result, the Board unanimously adopted resolutions approving the second amendment to the merger agreement and is recommending that Aegion stockholders vote to adopt the merger agreement.

Please see the sections entitled “Additional Information about the Merger—Update to Recommendation of the Board and Reasons for the Merger” beginning on page S-12 of this proxy supplement, and “The Merger (Proposal 1)—Recommendation of the Board and Reasons for the Merger” beginning on page 50 of the definitive proxy statement, for discussions of the reasons the Board reached the decision to approve the second amendment and the amended merger agreement, respectively.
Q:	What are the significant amendments to the amended merger agreement?
A:
The amended merger agreement was amended to, among other things, increase the cash merger consideration to be paid to holders of Company common stock to $30.00 per share in cash from $27.00 per share in cash.

The second amendment to the merger agreement also (i) increases the termination fee payable by the Company in connection with the termination of the merger agreement under specified circumstances (as described in the section entitled “The Merger Agreement—Termination” and “The Merger Agreement—Company Termination Fee; Parent Termination Fee” beginning on pages 91 and 92, respectively, of the definitive proxy statement), from $40 million to $50 million; and (ii) increases the termination fee payable by Parent in connection with the termination of the merger agreement under specified circumstances, from $70 million to $90 million. The second amendment to the merger agreement also amends the Outside Date (as defined in the merger agreement) by which the merger must be consummated from August 16, 2021 to June 15, 2021 and further provides that Aegion may, by written notice to Parent, extend the Outside Date to August 16, 2021, which was the Outside Date under the amended merger agreement.
Please see the section entitled “Summary of the Second Amendment to the Merger Agreement,” beginning on page S-25 of this proxy supplement, for additional information about the terms of the second amendment.

Q:	As a stockholder, what will I now receive in the merger?
A:
If the merger is consummated, you will be entitled to receive the merger consideration of $30.00 in cash for each share of Aegion common stock you own, without interest and less applicable withholding taxes. After the effective time, you will no longer have any rights as an Aegion stockholder other than the right to receive the merger consideration or, if you properly exercise your appraisal rights in accordance with the requirements of Section 262 of the DGCL, the fair value of your shares as determined by the Delaware Court of Chancery (as described in more detail in the section entitled “Appraisal Rights” beginning on page 103 of the definitive proxy statement).

Q:	Does the Board still support the merger?
A:
Yes. After careful consideration, the Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Aegion and its stockholders, and unanimously recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement;
•
“FOR” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement (which we refer to as the “compensation advisory proposal”); and

•
“FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement (which we refer to as the “adjournment proposal”).

For a discussion of the factors the Board considered in determining to recommend the adoption of the merger agreement, please see the sections entitled “The Merger (Proposal 1)—Recommendation of the Board and Reasons for the Merger” beginning on page 50 of the definitive proxy statement and “Additional Information about the Merger—Update to Recommendation of the Board and Reasons for the Merger” beginning on page S-12 of this proxy supplement. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that members of the Board and our executive officers have various interests in the merger that may be in addition to, or different from, the interests of Company’s stockholders generally. See the sections entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger” beginning on page 64 of the definitive proxy statement and “Additional Information about the Merger—Update to Interests of Aegion’s Directors and Executive Officers in the Merger,” beginning on page S-21 of this proxy supplement.
Q:	What if I already voted using the proxy you sent me earlier?
A:
First, carefully read and consider the information contained in this proxy supplement, including the annexes, and the definitive proxy statement. If you have already delivered a properly executed proxy and do not wish to change your vote, you do not need to do anything. If, after considering such information, you wish to change your vote, please take the steps outlined in the following question and answer.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?
A:
Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•
voting over the Internet or by telephone as instructed on the proxy card. Only your latest Internet or telephone vote will be counted. You may not change your vote over the Internet or by telephone after 11:59 p.m. Eastern Time on May 13, 2021;

•	providing a written notice of revocation that is received before the special meeting by the Corporate Secretary at Aegion Corporation, 17988 Edison Avenue, Chesterfield, Missouri 63005;
•	completing, signing, dating and returning a new proxy card by mail to Aegion before the special meeting (received by or with our last mail delivery before the special meeting); or
•	attending the special meeting and requesting that your proxy be revoked and/or voting via the special meeting website as instructed above.

Please note that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card or by sending a written notice of revocation to Aegion, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Aegion before the special meeting (such new proxy cards or written notices of revocation received by or with our last mail delivery before the special meeting begins will be counted).
If you hold your shares in street name through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. You may also revoke your proxy by obtaining your specific control number and further instructions from your broker, bank or other nominee that holds the shares of record and voting your shares via the special meeting website.
Q:	When is the merger expected to be completed?
A:
Together with Parent, we are working toward completing the merger as quickly as possible after the date of the special meeting, and currently expect to consummate the merger shortly following the special meeting, assuming the shareholders approve the adoption of the merger agreement. We cannot be certain when or if the conditions to the merger will be satisfied (or, if permissible by law, waived). The merger cannot be completed until the conditions to closing are satisfied (or, if permissible by law, waived), including, among other things, the adoption of the merger agreement by Aegion stockholders.

Q:	What conditions to the merger remain to be satisfied?
A:
Other than those conditions that by their nature are to be satisfied at the time of closing, the only condition remaining to be satisfied is the condition requiring the affirmative vote of the holders of a majority of the outstanding shares of Aegion common stock to adopt the merger agreement.

Q:	What happens if the merger is not completed?
A:
If the merger agreement is not adopted by Aegion stockholders, or if the merger is not completed for any other reason, the Aegion stockholders will not receive any payment for their shares of Aegion common stock in connection with the merger. Except in certain circumstances where Aegion has entered into an alternative transaction to the merger, Aegion would remain a public company, and shares of Aegion common stock would continue to be registered under the Exchange Act, as well as listed and traded on the Nasdaq. In the event that the merger agreement is terminated, then, in certain specified circumstances, a termination fee of $50,000,000 will be due and payable by Aegion to Parent, in certain other specified circumstances, a termination fee of $90,000,000 will be due and payable by Parent to Aegion, and in certain other specified circumstances, Aegion may be required to reimburse Parent for up to $4,000,000 of its reasonable and documented expenses incurred in connection with the merger agreement. See the section entitled “The Merger Agreement—Termination” beginning on page 91 of the definitive proxy statement and the section entitled “Summary of the Second Amendment to the Merger Agreement—Increase in Termination Fees” beginning on page S-25 of this proxy supplement.

Q:	Where can I find more information about Aegion?
A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information” beginning on page S-26 of this proxy supplement.
Q:	Who can help answer my other questions?
A:
If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree, which is acting as the proxy solicitor and information agent for Aegion in connection with the merger.

Innisfree M&A Incorporated
Stockholders in the US and Canada May Call Toll Free: (877) 687-1874
Stockholders in Other Locations May Call: (412) 232-3651
Banks and Brokers May Call Collect: (212) 750-5833
If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

FORWARD-LOOKING STATEMENTS
This proxy supplement and the definitive proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are predictions based on expectations and projections about future events, and are not statements of historical fact. Forward-looking statements include statements concerning business strategy, plans and prospects, among other things, including anticipated trends and developments in and management plans for our business and the markets in which we operate. In some cases, you can identify these statements by forward-looking words, such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” and “continue,” the negative or plural of these words and other comparable terminology. All forward-looking statements included in this proxy supplement and the definitive proxy statement are based upon information available to us as of the filing date of proxy supplement and the definitive proxy statement, and, except to the extent required by applicable law, we undertake no obligation to update any of these forward-looking statements for any reason. You should not place undue reliance on forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in Aegion’s annual report on Form 10-K for the year ended December 31, 2020, under the heading “Risk Factors,” as updated from time to time by Aegion’s quarterly reports on Form 10-Q and other documents of Aegion on file or in this proxy supplement and the definitive proxy statement filed with the SEC by Aegion, and the following factors:
•
the risk that the merger may not be consummated in a timely manner, if at all, including (i) due to breach by either party, which could give either party the right to collect damages (which may be limited in certain circumstances to a termination fee or expense reimbursement obligations); (ii) due to the occurrence of a material adverse effect; (iii) due to the failure of a condition to the merger to be satisfied or waived; or (iv) in circumstances in which specific performance to force the closing of the merger is not available;

•
the risk that the merger agreement may be terminated in circumstances that require Aegion to pay Parent a termination fee of $50,000,000 or in circumstances that require Aegion to reimburse Parent for up to $4,000,000 of Parent’s reasonable and documented expenses incurred in connection with the merger agreement;

•	risks related to the diversion of management’s attention from Aegion’s ongoing business operations;
•
the effect that the announcement or pendency of the merger may have on Aegion’s business relationships (including, without limitation, customers and suppliers), operating results and business generally;

•	risks that conditions to the consummation of the merger are not satisfied, including, without limitation, the receipt of approval from Aegion stockholders;
•	the effect of limitations that the merger agreement places on our ability to operate our business, return capital to stockholders or engage in an alternate transaction;
•	the condition of the capital markets during the period covered by the forward-looking statements;
•	risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;
•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;
•	risk that our stock price may decline significantly if the merger is not completed;
•
risks related to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange or interest rates or credit ratings, changes in tax laws, regulations, rates and policies or competitive development;

•	the scope and duration of the COVID-19 (coronavirus) pandemic and actions taken by governmental authorities to contain the spread of the virus;
•	the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others; and

•	that Aegion stockholders would forgo the opportunity to realize the potential long-term value of the successful execution of Aegion’s current strategy as an independent company.
Consequently, all of the forward-looking statements we make in this proxy supplement and the definitive proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K and subsequent periodic and interim report filings (see “Where You Can Find Additional Information” beginning on page S-26 of this proxy supplement). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

ADDITIONAL INFORMATION ABOUT THE MERGER
Update to Background of the Merger
The following information supplements the existing disclosures contained under the heading “The Merger—Background of the Merger” beginning on page 30 of the definitive proxy statement.
The section entitled “The Merger (Proposal 1)—Background of the Merger” beginning on page 30 of the definitive proxy statement describes the background of the merger up to and including March 23, 2021, when Aegion executed a clean team agreement with Party D to facilitate the sharing of certain commercially and competitively sensitive information on an advisor-only basis in connection with Party D’s diligence investigation of Aegion with respect to the Party D proposal that the Board determined, on March 21, 2021, could reasonably be expected to result in a Superior Proposal (as defined in the merger agreement). This supplement describes events subsequent to that event through the announcement of the second amendment to the merger agreement.
Beginning on March 24, 2021, certain of Party D’s advisors were provided with access to certain of Aegion’s commercially and competitively sensitive information.
Between March 24, 2021 and April 3, 2021, representatives of Shearman & Sterling and representatives of Party D’s legal counsel had several conversations regarding the terms of the proposed Party D merger agreement, including the definition of “Material Adverse Effect” and the anticipated requirements of, and Party D’s obligations with respect to, a filing under the HSR Act for the transaction contemplated by the Party D proposal. Party D’s legal counsel also indicated that they did not anticipate any significant antitrust or other regulatory risk related to a potential transaction between Aegion and Party D and that, subject to further diligence, it was not then aware that any regulatory filings or approvals in addition to those being sought by Parent in connection with the New Mountain proposal.
On April 3, 2021, Shearman & Sterling sent a revised draft of the proposed Party D merger agreement to Party D’s legal counsel reflecting some of the previous discussions between the advisors including, among other things, a revised definition of “Material Adverse Effect” to exclude matters related to the announcement of any post-closing transaction with Party E or the public disclosure of the identity of Party E, a reduction in the matching rights available to Party D in the event Aegion subsequently received a Superior Proposal, the ability for Aegion to extend the outside date to November 15, 2021 in the event the regulatory closing conditions had not been satisfied on August 16, 2021, an obligation for Party D to file a notification and report form pursuant to the HSR Act within two business days of signing the proposed Party D merger agreement, withdraw and refile such notification and report form in certain circumstances and, in the event approval under the HSR Act was not obtained on the earlier of 70 days following signing of the proposed Party D merger agreement and the time at which Party D was obligated to withdraw and refile such notification and report form, terminate any contract it had entered into with Party E, and a limitation of the circumstances in which Aegion would be obligated to reimburse Party D for the $40 million company termination fee that Aegion would be required to pay to New Mountain upon termination of the merger agreement with New Mountain and for which Party D was proposing to assume responsibility. Such limitation would have applied if the proposed Party D merger agreement were terminated under several circumstances, including under circumstances in which Aegion terminated the proposed Party D merger agreement in order to enter into an agreement in respect of a “Superior Proposal” as defined in the proposed Party D merger agreement (i.e., in such circumstances Aegion would have been obligated to bear the economic cost of both the $40 million company termination fee that Aegion would be required to pay to New Mountain upon termination of the merger agreement and a $30 million termination fee payable to Party D under the proposed Party D merger agreement). Promptly following such delivery, at the instruction of Aegion, representatives of Shearman & Sterling sent a copy of the revised draft of the proposed Party D merger agreement to representatives of Ropes & Gray, in accordance with the terms of the merger agreement.
On April 5, 2021, Shearman & Sterling sent a draft disclosure schedule to the proposed Party D merger agreement, together with a copy of such draft marked in a manner that indicated all changes from the disclosure schedule delivered by Aegion to New Mountain in connection with signing of the merger agreement with New Mountain. Promptly following such delivery, at the instruction of Aegion, representatives of Shearman & Sterling sent a copy of such draft to representatives of Ropes & Gray, in accordance with the terms of the merger agreement.
On April 6, 2021, Party D’s legal counsel sent a further revised draft of the proposed Party D merger agreement to representatives of Shearman & Sterling which, among other things, included three additional regulatory approvals outside of the Unites States as closing conditions, decreased the company termination fee to $25 million, increased the parent termination fee to $75 million and expanded the circumstances in which Aegion would be obligated to reimburse Party D for the $40 million company termination fee that Aegion would be required to pay to New

Mountain upon termination of the merger agreement with New Mountain and for which Party D was proposing to assume responsibility. Promptly following receipt of such draft, at the instruction of Aegion, representatives of Shearman & Sterling sent a copy of such draft to representatives of Ropes & Gray, in accordance with the terms of the merger agreement.
Later on April 6, 2021, representatives of Shearman & Sterling had a conference call with representatives of Party D’s legal counsel to discuss the terms of the proposed Party D merger agreement that Party D’s legal counsel had sent to Shearman & Sterling earlier that day, focusing on Party D’s inclusion of three additional regulatory approvals outside of the Unites States as closing conditions. Representatives of Shearman & Sterling indicated that the inclusion of such conditions and the increased timing and decreased certainty to close a transaction related thereto would need to be considered by the Board in determining whether the Party D proposal was a Superior Proposal.
On April 7, 2021, Party D’s legal counsel sent a revised draft of the disclosure schedule to the proposed Party D merger agreement to representatives of Shearman & Sterling containing certain clarifying comments and questions arising from Party D’s due diligence efforts. Promptly following receipt of such draft, at the instruction of Aegion, representatives of Shearman & Sterling sent a copy of such draft to representatives of Ropes & Gray, in accordance with the terms of the merger agreement.
Later on April 7, 2021, representatives of Shearman & Sterling had another conference call with representatives of Party D’s legal counsel to discuss the terms of the proposed Party D merger agreement that Party D’s legal counsel had sent to Shearman & Sterling on April 6, 2021. During that call, Party D’s legal counsel indicated that they would be further revising the proposed Party D merger agreement to address issues related to the increased timing and decreased certainty to close a transaction related to the addition of three additional regulatory approvals outside of the Unites States as closing conditions. During that call, Party D’s legal counsel did not specify what revisions would be made to the proposed Party D merger agreement.
On April 9, 2021, Aegion received what purported to be a final, binding proposal from Party D to acquire 100% of the issued and outstanding common stock of Aegion for $30.00 per share of Aegion common stock in cash (which we refer to as the “Party D final proposal”). The Party D final proposal indicated that such acquisition would be made by a newly formed company to be wholly owned by Party D. The Party D final proposal attached a fully executed debt commitment letter providing for up to $675 million of debt financing. The Party D final proposal also included a revised draft of a merger agreement (which we refer to as the “proposed final Party D merger agreement”) signed by Party D, together with a copy of such draft marked in a manner that indicated all changes from the amended merger agreement. The Party D final proposal indicated that the fully executed version of the proposed final Party D merger agreement would be subject to insertion of date and date-related disclosures. The Party D final proposal also included an equity commitment letter and a limited guarantee proposed to be delivered by certain affiliates of Party D in connection with signing of the proposed final Party D merger agreement, in each case, signed by such affiliates of Party D. The proposed final Party D merger agreement contained the same three additional regulatory approvals outside of the Unites States as closing conditions but had been revised to include a parent regulatory termination fee of $25 million that would be payable by Party D in the event that the proposed final Party D merger agreement was terminated by Party D if one specific approval of the three additional approvals (the “Party D foreign regulatory approval”) was not obtained by the outside date after all other conditions were satisfied or if the merger was permanently enjoined by the order of a governmental entity in the United States or in any of the additional three jurisdictions included in the regulatory closing condition. The proposed final Party D merger agreement also provided that either Aegion or Party D could extend the outside date to November 15, 2021 and then again to February 15, 2022 in the event the regulatory closing conditions had not been satisfied on the then-existing outside date. The terms of the proposed final Party D merger agreement otherwise remained materially unchanged from the proposed Party D merger agreement that Party D’s legal counsel delivered to Shearman & Sterling on April 6, 2021. Promptly following receipt of the Party D final proposal, at the instruction of Aegion, representatives of Shearman & Sterling sent a copy of the Party D final proposal to representatives of Ropes & Gray, in accordance with the terms of the merger agreement.
During the afternoon of April 10, 2021, members of Aegion’s senior management met with certain representatives of New Mountain to present and discuss Aegion’s financial results for the first quarter of 2021, which information was also supplied to Party D.
Also on April 10, 2021, the Board held a special meeting, with certain members of Aegion management and representatives of each of Shearman & Sterling and Centerview Partners in attendance. Members of the Board had been provided with a set of meeting materials, including summaries of the terms and conditions of the Party D final proposal, prepared by representatives of Centerview Partners and representatives of Shearman & Sterling. At that meeting, the attendees discussed the Party D final proposal and Aegion’s potential responses thereto. The attendees focused in particular on several aspects of the Party D final proposal and the terms of the proposed final Party D merger agreement attached thereto in comparison to the terms of the revised proposed Party D merger agreement that Party D’s legal counsel delivered to Shearman & Sterling on April 6, 2021. In particular, the attendees discussed Party D’s increase in the proposed price per share of Aegion common stock, the heightened regulatory and timing risks associated with the closing condition for three additional regulatory approvals outside of the Unites States as well as the expanded no-order condition, and the addition of the parent regulatory termination fee of $25 million as compared to the regular parent termination fee of $75 million. During the meeting, representatives of Shearman & Sterling discussed the Board’s fiduciary duties in the context of an acquisition proposal from a third party and also reviewed with the Board Aegion’s rights and obligations under the amended merger agreement, including the revised definition of “Superior Proposal.” During the meeting the Board did not make a determination as to whether the Party D final proposal was a “Superior Proposal”, but authorized that management, with the assistance of Shearman & Sterling and Centerview Partners, to discuss and negotiate improvements to the Party D final proposal and engage further with New Mountain to determine if New Mountain would be willing to improve the terms of the amended merger agreement.
On April 11, 2021, representatives of Ropes & Gray, on behalf of New Mountain, sent a letter to Aegion and representatives of Shearman & Sterling asserting the conditionality and timing deficiencies of the Party D final proposal and arguing that, given the additional regulatory closing conditions and the potentially substantial delay to closing created thereby, the Party D final proposal did not constitute a Superior Proposal, the definition of which, among other things, requires that timing to closing relative to a deal with New Mountain be taken into account. Among other things, the letter from Ropes & Gray asserted that the Party D final proposal represented an open-ended option for Party D to consider whether or not to transact with Aegion. The letter also asserted that the $25 million parent regulatory termination fee included in the proposed final Party D merger agreement was insufficient to compensate Aegion’s stockholders for the enhanced risk associated with preserving Aegion’s assets and operations through a closing that, in Ropes & Gray’s view, may not occur for up to a year, or the reduced present value of the price offered in the Party D final proposal as compared to the price available to Aegion under the amended merger agreement with New Mountain.
Later on April 11, 2021, at the instruction of the Board, representatives of Centerview Partners had a telephone conversation with representatives of Party D’s financial advisor, during which Centerview Partners communicated to Party D’s financial advisor the Board’s concerns with respect to the increased timing associated with the additional regulatory closing conditions and that, at a minimum, the regulatory approval that was expected to take the longest to obtain would need to be removed as a closing condition under the proposed final Party D merger agreement.
Also on April 11, 2021, at the instruction of the Board, representatives of Centerview Partners had a telephone conversation with representatives of New Mountain during which the New Mountain representatives outlined the terms of a proposal to amend the merger agreement to provide for an increase in the merger consideration to $28.50 per share of Aegion common stock in cash, an increase in the company termination fee to $60 million and an amended Superior Proposal definition that acknowledged a difference in value of $0.30 per share of Aegion common stock for each month an Acquisition Proposal (as defined in the merger agreement) would take to close in addition to the anticipated timing of the transaction between Aegion and New Mountain (i.e., for each month following May 2021 such Acquisition Proposal would take to close) in order to be considered a Superior Proposal.
During the morning of April 12, 2021, representatives of Centerview Partners had a conference call with representatives of Party D’s financial advisor. During that call, representatives of Party D’s financial advisor informed Centerview Partners that Party D was willing to remove the Party D foreign regulatory approval as a closing condition.
Later on April 12, 2021, Party D’s legal counsel sent a revised draft of the proposed final Party D merger agreement to representatives of Shearman & Sterling which, among other things, removed the Party D foreign regulatory approval as a closing condition and removed the $25 million regulatory termination fee. The revised draft of the proposed final Party D merger agreement, however, also provided that either Aegion or Party D could extend the outside date to November 15, 2021 and then again to February 15, 2022 if any of the regulatory closing conditions had not been satisfied or if the Party D foreign regulatory approval had not then been obtained and also provided that the closing could not occur prior to the earlier of February 15, 2022 (or the then-existing outside date if either Aegion or Party D had not elected to extend the outside date) and the date on which the Party D foreign regulatory approval had been obtained. Promptly following receipt of such draft, at the instruction of Aegion, representatives of Shearman & Sterling sent a copy of such draft to representatives of Ropes & Gray, in accordance with the terms of the merger agreement.
Shortly thereafter, representatives of Shearman & Sterling had a conference call with representatives of Party D’s legal counsel to discuss the terms of the revised proposed final Party D merger agreement. During that call, Shearman & Sterling and Party D’s legal counsel discussed the fact that, although one of the three additional regulatory approvals outside of the Unites States had been removed as closing condition, Party D retained the ability to extend the outside date and prevent the closing from occurring prior to February 15, 2022 in the event such regulatory approval had not been obtained. Representatives of Shearman & Sterling indicated that the potential timing delay inherent in such a construct would need to be considered by the Board in determining whether the revised Party D proposal was a Superior Proposal.
Also on April 12, 2021, at the instruction of the Board, representatives of Centerview Partners had a conference call with representatives of New Mountain. During that call, Centerview Partners informed New Mountain that the Board would be meeting that evening and would like to be in a position to either declare a proposal from Party D a Superior Proposal, thereby triggering the three business day match right for New Mountain under the merger agreement, or alternatively approving an amendment to the merger agreement to improve the terms of the transaction between Aegion and New Mountain. New Mountain informed Centerview Partners that they would not be in a position to submit a revised proposal that evening but, if such a proposal was forthcoming, they would be in a position to submit it during the course of the morning of April 13, 2021. As a result of this information from New Mountain, the meeting of the Board scheduled for the evening of April 12, 2021 was postponed to the following day to ensure the Board would be in a position to consider both Party D’s latest proposal and any revised proposed from New Mountain.
During the morning of April 13, 2021, representatives of Ropes & Gray sent proposed amendments to the merger agreement, equity commitment letter and limited guarantee to Shearman & Sterling providing for an increase in the merger consideration to $29.25 per share of Aegion common stock in cash, an increase in the company termination fee to $55 million and an increase in the parent termination fee to $90 million. The proposed amendment to the merger agreement also proposed to move the outside date forward to June 15, 2021 and allow Aegion to extend the outside date to a date on or before August 16, 2021.
Shortly following receipt of New Mountain’s proposed amendments, representatives of Centerview Partners had a telephone call with representatives of New Mountain. During that conversation, the participants discussed the fact that the $29.25 per share price included in New Mountain’s proposal remained below the $30.00 per share price included in the Party D final proposal but representatives of Centerview Partners acknowledged that the Board recognized that the gap in per share price was reduced in light of the New Mountain proposal’s timing and certainty as compared to the Party D final proposal. Representatives of Centerview Partners, at the instruction of the Board, encouraged New Mountain to resubmit its offer and, in particular, consider raising the price above $30.00 per share. Centerview Partners also indicated, at the instruction of the Board, that the Board was likely to consider more favorably an increase in the company termination fee that was proportionate to the increase in the equity value of Aegion attributable to such proposed increase in the offer price, if the offer price was less than $30.00, and an increase in the company termination fee that was disproportionate to the increase in the equity value of Aegion attributable to such proposed increase in the offer price, if the offer price was in excess of $30.00. Following further discussion in which representatives of New Mountain indicated their strong resistance to reducing the quantum of their proposed increase to the company termination fee, at the instruction of the Board, Centerview Partners informed New Mountain that if New Mountain was unwilling to increase its offer price without also increasing the company termination fee in a manner that was disproportionate to the increase in the equity value of Aegion attributable to such increase in the offer price, then New Mountain was encouraged to increase its offer price above $30.00 per share.
Following such conversation, representatives of Ropes & Gray sent a revised draft of the proposed amendment to the merger agreement to Shearman & Sterling providing for an increase in the merger consideration to $30.00 per share of Aegion common stock in cash and an increase in the company termination fee to $60 million. The other terms of New Mountain’s proposal remained unchanged. Shortly following receipt of such draft amendment, representatives of Shearman & Sterling and representatives of Ropes & Gray had a telephone conversation to discuss certain other potential amendments to the merger agreement that could support an increase in the company termination fee of the magnitude requested by New Mountain, including removal of New Mountain’s matching rights in the event of a Superior Proposal.

Another telephone conversation between Centerview Partners and New Mountain followed shortly after Shearman & Sterling’s receipt of the revised draft of the amendment to the New Mountain merger agreement, during which the representatives of Centerview Partners informed New Mountain of the Board’s view that the increase in the company termination fee from $40 million to $60 million was significantly disproportionate to the increase in the equity value of Aegion attributable to the increase in the price being offered by New Mountain from $27.00 per share to $30.00 per share of Aegion common stock and strongly encouraged New Mountain to consider reducing the proposal on the company termination fee, which New Mountain resisted. At the instruction of the Board, after further discussion, Centerview Partners informed New Mountain that the Company was willing to agree to a company termination fee of $50 million, in exchange for the increase in the per share offer price contained in New Mountain’s offer.
Shortly after that conversation, representatives of Shearman & Sterling sent a revised draft of the proposed amendment to the merger agreement to representatives of Ropes & Gray providing for a company termination fee of $50 million, which Ropes & Gray confirmed was acceptable to New Mountain.
During the evening on April 13, 2021, the Board held a special meeting. In attendance for portions of the meeting were members of management and representatives of Centerview Partners and Shearman & Sterling. Members of the Board had been provided with a set of meeting materials, a financial analysis prepared by representatives of Centerview Partners, including a summary of the terms and conditions of the Party D final proposal (as supplemented by the then-current draft of the proposed final Party D merger agreement) and the New Mountain proposal, copies of the amendments to the merger agreement, equity commitment letter and limited guarantee and a summary of the terms and conditions of the then-current draft of the proposed final Party D merger agreement and the amendment to the merger agreement prepared by representatives of Shearman & Sterling. During that meeting, representatives of Shearman & Sterling discussed the Board’s fiduciary duties in the context of a potential acquisition of Aegion generally and specifically in the context of a competing proposal as well as Aegion’s rights and obligations under the terms of the amended merger agreement in the context of an acquisition proposal. Shearman & Sterling then reviewed for the Board the terms of the Party D final proposal (as supplemented by the then-current draft of the proposed final Party D merger agreement) and the proposed amendment to the merger agreement that had been negotiated with New Mountain to reflect New Mountain’s proposal. Representatives of Centerview Partners then reviewed with the Board the Party D final proposal (as supplemented by the then-current draft of the proposed final Party D merger agreement) and the New Mountain proposal, including the further reduction of the increased company termination fee to $50 million from the $60 million previously proposed by New Mountain, and the Board discussed the proposals with representatives of Centerview Partners and Shearman & Sterling. Representatives of Centerview Partners reviewed with the Board Centerview Partners’ financial analysis of the increased merger consideration included in the amendment to the merger agreement and rendered to the Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 13, 2021 that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of shares of Aegion common stock (other than as specified in such opinion) was fair, from a financial point of view, to such holders. For a more detailed discussion of Centerview Partners’ opinion, please see the section entitled “Additional Information about the Merger—Opinion of Aegion’s Financial Advisor” beginning on page S-14 of this proxy supplement. The Board also asked a number of questions of Shearman & Sterling and Centerview Partners regarding New Mountain’s proposal, including the size of the company termination fee relative to the increase in the price per share being offered by New Mountain and whether such a company termination fee would be considered preclusive to any other potential bidders that may be interested in acquiring Aegion, the expected timing to complete the merger shortly following the special meeting of Aegion’s stockholders compared to the delay to closing inherent in Party D’s proposal, the likelihood that either New Mountain or Party D would improve their proposals with further attempts at negotiation and whether New Mountain would withdraw its proposal if the Board were to defer any decision in order to have further discussions with Party D (as more fully described in the section entitled “Additional Information about the Merger—Update to Recommendation of the Board and Reasons for the Merger” beginning on page S-12 of this proxy supplement). After considering those presentations and following further discussion, the Board determined that the Party D final proposal (as supplemented by the then-current draft of the proposed final Party D merger agreement) was not a “Superior Proposal” as compared to the proposal on offer by New Mountain as reflected by the draft amendment to the merger agreement that had been reviewed by the Board. Following further discussion and consideration, the Board unanimously (i) determined that the amended merger agreement and the amended transactions are fair to and in the best interests of Aegion and its stockholders, (ii) approved and declared advisable the amended merger agreement and the amended transactions, (iii) authorized and approved the execution, delivery and performance by

Aegion of the amendment to the merger agreement and the consummation of the amended transactions, (iv) resolved, subject to the terms of the amended merger agreement, to recommend the adoption of the amended merger agreement by the stockholders of Aegion and (v) directed that the amended merger agreement be submitted to a vote of the stockholders of Aegion.
Following that meeting, the parties finalized the amendments to the merger agreement, the equity commitment letter and the limited guarantee. Aegion, Parent and Merger Sub executed and delivered the amendment to the merger agreement, Parent and the New Mountain fund executed and delivered the amendment to the equity commitment letter and the New Mountain fund executed and delivered the amendment to the limited guarantee.
On the morning of April 14, 2021, before the open of trading on the Nasdaq, Aegion issued a press release announcing that it had negotiated an amendment to the amended merger agreement and executed the merger agreement under which Parent would acquire Aegion for $30.00 per share of Aegion common stock in cash and pursuant to which the parties had agreed to a $90 million parent termination fee and a $50 million company termination fee.
Update to Recommendation of the Board and Reasons for the Merger
The following information supplements the existing disclosures contained under the heading “The Merger (Proposal 1)— Recommendation of the Board and Reasons for the Merger” beginning on page 50 of the definitive proxy statement.
At the special meeting of the Board on the evening of April 13, 2021, after careful consideration, and for the reasons summarized in the section entitled “The Merger (Proposal 1)—Recommendation of the Board and Reasons for the Merger” beginning on page 50 of the definitive proxy statement and the reasons outlined below, the Board unanimously: (i) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the Company’s stockholders; (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby; (iii) authorized and approved the execution and delivery by the Company of the second amendment to the merger agreement and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth therein; (iv) resolved, subject to the terms of the merger agreement, to recommend the adoption of the merger agreement by the stockholders of the Company; and (v) directed that the merger agreement be submitted to a vote of the Company’s stockholders.
In reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, the Board considered the matters described in “The Merger (Proposal 1)—Recommendation of the Board and Reasons for the Merger” beginning on page 50 of the definitive proxy statement. The Board also considered a number of additional factors in connection with its decision to approve the second amendment to the merger agreement, including the following:
•	Enhanced Value of the Merger Consideration: The $30.00 price per share payable to Aegion’s stockholders in connection with the merger, and:
•	the fact that the merger consideration represented a 11.1% premium over the $27.00 per share consideration in the amended merger agreement;
•
the fact that the merger consideration represented a premium to historical market prices of shares of Aegion common stock, including a 39.9% premium to the closing stock price on February 12, 2021, the business day immediately preceding Aegion’s first announcement of the transaction, a 48.0% premium to the thirty (30) day volume weighted average price, a 70.8% premium to the ninety (90) day volume weighted average price, a 28.5% premium to the 52 week high and a 163.2% premium to the 52 week low;

•
the belief of the Board that it has obtained Parent’s best and final offer, and that, as of the date of the merger agreement, the merger consideration represented the highest per share consideration reasonably obtainable; and

•
the view of the Board of the prices that the common stock could attain should Aegion continue with its existing business strategy of continuing to execute its business plan and to operate as an independent, publicly traded company.

•
Speed and Certainty of Value: The Board considered the superior closing certainty and speed to closing of the merger compared to the transaction contemplated by the Party D final proposal and the impact on the relative value of the $30.00 per share merger consideration compared to the $30.00 per share merger consideration pursuant to the Party D final proposal. Accordingly, the Board concluded that the Party D final proposal was not a Superior Proposal to New Mountain’s proposal pursuant to the merger agreement. In that regard, the Board considered the following factors, among other things:
•
the fact that, other than those conditions that by their nature are to be satisfied at the time of closing and the condition requiring the affirmative vote of the holders of a majority of the outstanding shares of Aegion common stock to adopt the merger agreement, all closing conditions to the merger under the merger agreement had already been satisfied, including the expiration of the waiting period under the HSR Act, and no other regulatory approvals were required as conditions to closing of the merger;

•	the fact that, although not a condition to closing, the syndication of New Mountain’s debt financing had been completed;
•	the fact that, assuming the shareholders approve the adoption of the merger agreement, the merger was expected to be completed shortly following the special meeting;
•	the fact that the Party D final proposal included two additional regulatory approvals as conditions to closing;
•
the fact that the terms of the proposed final Party D merger agreement granted Party D the right to extend the Outside Date first to November 15, 2021 and then to February 15, 2022 if the regulatory closing conditions had not been satisfied;

•
the fact that the terms of the proposed final Party D merger agreement granted Party D the right to extend the Outside Date first to November 15, 2021 and then to February 15, 2022 in the event that the Party D foreign regulatory approval had not been obtained, and the fact that, even though it was not a closing condition, Party D could not be required to close without the receipt of the Party D foreign regulatory approval until February 15, 2022, the same date on which its debt commitment letter would expire;

•
the fact that New Mountain was willing to agree to change the Outside Date under the merger agreement from August 16, 2021 to June 15, 2021, subject to extension at the option of the Company (but not Parent) to a date on or before August 16, 2021 by written notice to Parent;

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a comparison of the anticipated timelines to closing for the merger and for the transaction contemplated by the Party D final proposal, which indicated that a transaction contemplated by the Party D final proposal could take as much as an additional four to nine months to close as compared to the merger;

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the risk that the conditions to closing that by their nature are to be satisfied at the time of closing, most importantly that related to the lack of a Material Adverse Effect, might cease to be satisfied during the period of the expected delay in any closing of the Party D final proposal; and

•
the fact that while the $30.00 per share merger consideration being offered by New Mountain pursuant to the merger agreement was the same as the $30.00 per share merger consideration being offered by Party D pursuant to the Party D final proposal, the Party D final proposal had inherent heightened regulatory and timing risk.

•
Course of Negotiations: The Board considered the progress and outcome of arm’s-length negotiations with New Mountain in connection with the receipt of the Party D final proposal and the execution of the second amendment to the merger agreement, including the facts that the Company, after asking both parties to put forth their best and final bid prior to the Board’s meeting on April 13, 2021, was able to obtain two price increases from New Mountain during the course of the negotiations following receipt of the Party D final proposal (from $27.00 to $29.25 per share and then to $30.00 per share, which was in response to Party D raising its price from $28.50 to $30.00 per share in its final proposal) and was also able to negotiate New Mountain’s proposal on the company termination fee from a high of $60 million down to $50 million.

•
Termination Fees: The Board considered the $50 million company termination fee (which amounted to 5.2% of the equity value indicated by New Mountain’s offer of $30.00 per share) as compared to the existing $40 million company termination fee (which amounted to 4.6% of the equity value indicated by the existing $27.00 per share merger consideration), and the fact that the $10 million increase amounted to approximately $0.31 per share together with the fact that 4.6% of the equity value indicated by New Mountain’s offer of $30.00 per share would have been approximately $44.4million (representing the existing company termination fee as a percentage of the existing equity value of the transaction), and determined, after soliciting the views of its financial and legal advisors, that the increased company termination fee of $50 million under the merger agreement would not preclude any other potential bidders that might be interested in acquiring the Company, including Party D in the event Party D were to improve the deficiencies in the Party D final proposal.
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Opinion of Centerview Partners: The opinion of Centerview Partners rendered to the Board on April 13, 2021, which was subsequently confirmed by the delivery of a written opinion dated such date that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview Partners in preparing its opinion, the merger consideration to be paid to the holders of shares of Aegion common stock (other than as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described under the section entitled “Additional Information about the Merger—Opinion of Aegion’s Financial Advisor” beginning on page S-14 of this proxy supplement.

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Continued Ability to Consider Acquisition Proposals: The Board considered that it retained the ability to consider other acquisition proposals that meet the requirements of the merger agreement, including that the Board determine (after consultation with the Company’s outside legal counsel and financial advisors) that an acquisition proposal is, or could reasonably be expected to result in, a Superior Proposal (as defined in the merger agreement).

The foregoing discussion is not meant to be exhaustive, but summarizes the material factors considered by the Board in its consideration of the merger. After considering these and other factors, the Board concluded that the potential benefits of the merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board and the complexity of these factors, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the strategic alternatives process and may have assigned different weights to different factors. Based upon the totality of the information presented to and considered by the Board, the Board unanimously approved the merger agreement and the consummation of the merger in accordance with the terms and subject to the conditions of the merger agreement and recommends that Aegion’s stockholders adopt the merger agreement.
Opinion of Aegion’s Financial Advisor
The following information replaces the existing disclosures contained under the heading “The Merger (Proposal 1)—Opinion of Aegion’s Financial Advisor” on page 56 of the definitive proxy statement.
On April 13, 2021, Centerview rendered to the Board its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated April 13, 2021, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B to this proxy supplement and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex B to this proxy supplement. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
•
an executed version of the merger agreement dated February 16, 2021, an executed amendment No.1 to the merger agreement dated March 13, 2021, and a draft amendment No.2 to the merger agreement dated April 12, 2021 (which we refer to as the “draft merger agreement”);

•	Annual Reports on Form 10-K of the Company for the years ended December 31, 2020, December 31, 2019, December 31, 2018 and December 31, 2017;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;
•	certain publicly available research analyst reports for the Company;
•	certain other communications from the Company to its stockholders; and
•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projects relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview’s analysis (which are referred to in this summary of Centerview’s opinion as the “projections” – see the projections set forth in the section entitled “The Merger (Proposal 1)—Projected Financial Information” beginning on page 62 of the definitive proxy statement) and which are collectively referred to as the “internal data.”

Centerview also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the internal data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company’s direction, that the internal data (including, without limitation, the projections) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the Company’s direction, on the internal data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions on which it was based. In addition, at the Company’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Company’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at the Company’s direction, that the transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the shares (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction, including, without limitation, the structure or form of the transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the transaction, whether relative to the merger consideration to be paid to the holders of the shares (other than excluded shares) pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’ written opinion. Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Board in connection with Centerview’s opinion, dated April 13, 2021. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the transaction. None of the Company, Parent, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 12, 2021 (the penultimate trading day before the public announcement of the transaction) and is not necessarily indicative of current market conditions. The implied per share equity value ranges described below were based on approximately 31.9 million fully-diluted shares of common stock (determined using the treasury stock method and taking into account outstanding restricted stock units, performance stock units and deferred stock units) outstanding as of February 12, 2021, based on information provided by the Company.
Selected Public Company Analysis
Centerview reviewed certain financial information of the Company and compared it to corresponding financial information of certain publicly traded companies (nine (9) in total) that Centerview selected, based on its experience and professional judgment (which are referred to as the “selected companies” in this summary of Centerview's opinion). Although none of the selected companies is directly comparable to the Company, the companies listed below were chosen by Centerview because, among other reasons, they are publicly traded companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of the Company.
However, because none of the selected companies is exactly the same as the Company, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of the Company and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from SEC filings and other data sources as of April 12, 2021, Centerview calculated, for each selected company, among other things, such company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units, deferred stock units and other convertible securities) plus the value of debt and certain liabilities, less cash and cash equivalents), as a multiple of Wall Street research analyst consensus estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for calendar year 2021. Such multiple is referred to, with respect to the selected companies, as the “2021 EV/Estimated EBITDA Multiple.”
The selected companies are summarized below:
Selected Companies	2021 EV/ Estimated EBITDA Multiple
Dycom Industries, Inc.[1]	12.1x
MasTec, Inc.	9.9x
Matrix Service Company	9.4x
Mistras Group, Inc.	9.5x
MYR Group Inc.	9.3x
Primoris Services Corporation[2]	6.3x
Quanta Services, Inc.	13.6x
ShawCor Ltd	5.6x
Team, Inc.	13.4x
Average	9.9x
Median	9.5x
(1)	Pro Forma for $500mm notes offering announced April 1, 2021.
(2)	Pro forma for acquisition of Future Infrastructure Holdings announced December 14, 2020 and equity offering announced March 17, 2021.
Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of 2021 EV/Estimated EBITDA Multiples of 9.5x to 12.0x. In selecting this range of 2021 EV/Estimated EBITDA Multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of the Company and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.
Centerview applied this range of 2021 EV/Estimated EBITDA Multiples to (i) the Company’s estimated calendar year 2021 EBITDA as set forth in the projections included in the internal data and (ii) Wall Street research analyst consensus estimated EBITDA of the Company for calendar year 2021, in each case, to derive a range of implied enterprise values for the Company. Centerview subtracted from both these ranges of implied enterprise values the Company's net debt of approximately $130 million as of March 31, 2021 (as set forth in the internal data), to derive a range of implied equity values for the Company in each case. Centerview then divided these implied equity values by the number of fully-diluted shares of Company common stock as set forth in the internal data to derive a range of implied values per share of Company common stock of (i) based on the Company’s estimated calendar year 2021 EBITDA as set forth in the projections, $27.00 to $35.20 and (ii) based on Wall Street research analyst consensus EBITDA of the Company for calendar year 2021, $25.55 to $33.35, in each case, rounded to the nearest $0.05. Centerview compared both of these ranges to the $30.00 per share in cash, without interest, proposed to be paid to the holders of shares (other than excluded shares) pursuant to the merger agreement.
Selected Precedent Transactions Analysis
Centerview reviewed and compared certain information relating to the following selected transactions that Centerview, based on its experience and professional judgment (which are referred to as the “selected transactions” in this summary of Centerview’s opinion), deemed relevant to consider in relation to the Company and the merger.
However, because none of the selected transactions used in this analysis is identical or directly comparable to the merger, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected transaction analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business or financial characteristics of the Company and each target company as well as the merger and the selected transactions that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis. Although none of the selected transactions is directly comparable to the merger, the selected transactions listed below were selected, among other reasons, based on Centerview’s experience and professional judgment, because the selected transactions have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of the merger. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the target companies included in the selected transactions analysis.
Using publicly available information obtained from SEC filings and other data sources, Centerview calculated, for each selected transaction, among other things, the enterprise value implied for the applicable target company based on the consideration payable in the applicable selected transaction, as a multiple of the target company’s EBITDA for the last 12-month period (which is referred to as “LTM”), for which financial information had been made public at the time of the announcement of such transactions. Such multiple is referred to, with respect to the selected transaction, as the “EV/LTM EBITDA Multiple”.
The selected transactions considered in this analysis are summarized below:
Date Announced	Target	Acquiror	EV/LTM EBITDA Multiple[1]
December 2020	Future Infrastructure Holdings, LLC	Primoris Services Corporation	9.4x
February 2018	Layne Christensen Company	Granite Construction Incorporated	22.3x
July 2017	Stronghold, Ltd. and Stronghold Specialty, Ltd.	Quanta Services, Inc.	8.0x
March 2016	MWH Global, Inc.	Stantec Inc.	9.5x
December 2015	Stork Holding B.V.	Fluor Corporation	6.9x
November 2015	Furmanite Corporation	Team, Inc.	9.8x
July 2015	Qualspec Group	Team, Inc.	10.6x
August 2014	Pike Corporation	Court Square Capital Partners	9.0x
May 2014	Desert NDT LLC	ShawCor Ltd.	7.9x
June 2013	RepconStrickland, Inc.	EMCOR Group, Inc.	8.9x
Mean			10.2x
Median			9.2x
(1)	EBITDA based on publicly available information, which may be subject to certain adjustments.
Based on its analysis of the relevant metrics for each of the target companies in the selected transactions and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of EV/LTM adjusted EBITDA Multiples of 8.0x to 10.5x. In selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of the Company and the target companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or the Company.
Centerview applied this reference range to the Company’s LTM EBITDA as of March 31, 2021 to derive a range of implied enterprise values for the Company. Centerview subtracted from this range of implied enterprise values the Company's net debt of approximately $130 million as of March 31, 2021 (as set forth in the internal data), to derive a range of implied equity values for the Company. Centerview then divided these implied equity values by the number of fully-diluted shares of Company common stock as set forth in the internal data to derive a range of implied values per share of common stock of $19.15 to $26.40, rounded to the nearest $0.05. Centerview compared this range to the $30.00 per share in cash, without interest, proposed to be paid to the holders of Company common stock (other than excluded shares) pursuant to the merger agreement.
Discounted Cash Flow Analysis
Centerview performed a discounted cash flow analysis of the Company based on the projections as described in the section “The Merger (Proposal 1)—Projected Financial Information” beginning on page 62 of the definitive proxy statement and the calculations of after-tax unlevered free cash flows based thereon. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing this analysis, Centerview calculated an implied per share equity range for the shares of Company common stock by discounting to present value as of March 31, 2021 using discount rates ranging from 10.00% to 11.25% (reflecting Centerview’s analysis of the Company’s weighted average cost of capital) and the mid-year convention, the forecasted unlevered free cash flows of the Company based on the company projections during the period beginning the second quarter of 2021, and ending in December 2025. The implied terminal value of the Company at the end of the forecast period was estimated by using perpetuity growth rates ranging from 2.0% to 3.0%.
Based on its analysis, Centerview calculated a range of implied enterprise values of the Company. Centerview subtracted from this range of implied enterprise values the Company's net debt of approximately $130 million as of March 31, 2021 (as set forth in the internal data), to derive a range of implied equity values for the Company. Centerview then divided this range of implied equity values by the number of fully-diluted outstanding shares of Company common stock as set forth in the internal data (calculated as of February 12, 2021) to derive a range of implied values of Company common stock of $22.35 to $29.90 per share, rounded to the nearest $0.05. Centerview compared this range to the $30.00 per share in cash, without interest, to be paid to the holders of Company common stock (other than excluded shares) pursuant to the merger agreement.
Other Factors
Centerview noted for the Board certain additional factors solely for informational purposes, including, among other things, the following:
•
Historical Stock Price Trading Analysis: Centerview reviewed historical intraday trading prices of the shares of Company common stock during the 52-week period ending on February 12, 2021, which reflected low and high stock intraday prices for Company common stock during such period of $11.40 to $23.35 per share; and

•
Analyst Price Target Analysis: Centerview reviewed stock price targets for the shares of Company common stock in publicly available Wall Street research analyst reports, as of or prior to February 12, 2021, which indicated low and high stock price targets for Company common stock ranging from $16.00 to $24.00 per share.

General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board in its evaluation of the transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or management of the Company with respect to the merger consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Centerview provided advice to the Company during these negotiations. Centerview did not, however recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s current engagement, Centerview has not been engaged to provide financial advisory or other services to the Company, and has not received any compensation from the Company during such period. In the two years prior to the date of its written opinion, Centerview has been engaged to provide financial advisory services to New Mountain or New Mountain’s affiliates, including in connection with the sale of 20% of Blue Yonder Holding, Inc. (formerly JDA Software) to Panasonic Corporation, and Centerview received compensation of less than $5,000,000 from New Mountain and its affiliates for such services. Centerview may provide financial advisory and other services to or with respect to the Company, Parent, New Mountain or their respective affiliates, including portfolio companies of New Mountain in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, New Mountain or any of their respective affiliates, including portfolio companies of New Mountain, or any other party that may be involved in the transaction.
The Board selected Centerview as its financial advisor in connection with the transaction based on Centerview’s reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.
In connection with Centerview’s services as the financial advisor to the Board, the Company has agreed to pay Centerview an aggregate fee of approximately $20,800,000, $2,500,000 of which was payable upon the rendering of Centerview’s opinion in connection with the original merger agreement and the remainder of which is payable contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Update to Projected Financial Information
The following information supplements the existing disclosures contained under the heading “The Merger (Proposal 1)—Projected Financial Information” on page 64 of the definitive proxy statement.
On April 10, 2021, members of Aegion’s senior management shared Aegion’s preliminary financial results for the fiscal quarter ended March 31, 2021 with the Board, Centerview and Parent. The Company did not otherwise update or revise its projections. The following is a summary of the financial metrics resulting from such preliminary financial results:
Preliminary Q1 2021 Financial Results
($ in millions)	Q1 2021
Revenue	264.2
EBITDA(1)	16.5
NOPAT(2)	7.1
Unlevered Free Cash Flow	9.3
(1)	EBITDA is net (loss) income from continuing operations adjusted for interest, taxes, depreciation and amortization.
(2)	NOPAT is net operating profit after tax.
Update to Interests of Aegion’s Directors and Executive Officers in the Merger
In light of the increased merger consideration contemplated by the merger agreement, the following information replaces the existing disclosures under the heading “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger—Treatment of Aegion’s Deferred Stock Units, Performance Stock Units, and Restricted Stock Units—Treatment of Aegion Stock Units” beginning on page 64 of the definitive proxy statement with the following:
Treatment of Aegion Stock Units
At the effective time, each Aegion stock unit will be cancelled and each holder thereof will receive from the surviving corporation an amount in cash, without interest, equal to the product of the number of shares of Aegion common stock underlying each Aegion stock unit (taking into account the vestings described above) multiplied by $30.00, without interest and subject to withholding.
The following table shows, as of April 15, 2021, with respect to Aegion’s directors and named executive officers (as identified in Aegion’s annual report on Form 10-K filed with the SEC on March 10, 2021) (a) the number of shares of Aegion common stock underlying each outstanding (1) deferred stock unit, (2) performance stock unit, and (3) restricted stock unit, and (b) the expected aggregate value of such Aegion stock units assuming a stock price of $30.00 per share.
Name	Shares Underlying Aegion Deferred Stock Units(1) (#)	Shares Underlying Aegion Performance Stock Units(2) (#)	Shares Underlying Aegion Restricted Stock Units (#)	Total Value of Aegion Stock Units ($)
Directors
Stephen P. Cortinovis	35,919	—	—	$1,077,570
Stephanie A. Cuskley	78,740	—	—	$2,362,200
Walter J. Galvin	67,010	—	—	$2,010,300
Rhonda Germany Ballintyn	18,732	—	—	$561,960
M. Richard Smith	22,401	—	—	$672,030
Phillip D. Wright	39,428	—	—	$1,182,840

Name	Shares Underlying Aegion Deferred Stock Units(1) (#)	Shares Underlying Aegion Performance Stock Units(2) (#)	Shares Underlying Aegion Restricted Stock Units (#)	Total Value of Aegion Stock Units ($)
Executive Officers
Charles R. Gordon(3)	5,456	183,017	104,581	$8,791,620
David F. Morris	—	94,143	74,630	$5,063,190
Mark A. Menghini	—	41,738	38,984	$2,421,660
John L. Heggemann	—	8,883	19,261	$844,320
Kenneth L. Young	—	11,515	6,580	$542,850
(1)
Except for the following number of deferred stock units that are currently unvested, all other deferred stock units are fully vested: (i) 7,869 held by each of Messrs. Cortinovis, Galvin, Smith and Wright and Ms. Germany Ballintyn and 12,618 held by Ms. Cuskley that in each case will vest on April 22, 2021 and (ii) 1,547 held by Mr. Cortinovis; 2,253 held by Ms. Cuskley; 1,512 held by Mr. Galvin; 1,434 held by Ms. Germany Ballintyn; 1,528 held by Mr. Smith; and 1,535 held by Mr. Wright that in each case will vest on June 30, 2021.

(2)
The number of performance stock units shown assumes a performance achievement of 175% of target, which Aegion expects to be the maximum possible aggregate performance achieved under the currently outstanding performance stock units. Aegion expects the 25% of the outstanding performance stock units that vest based on the achievement of the average return on invested capital performance goal for the three-year performance period to vest at target in accordance with the terms of the merger. With respect to 75% of the outstanding performance stock units that vest based on the achievement of the cumulative total share return performance goal for the three-year performance period, the calculation is based on the total share return of Aegion’s peer group, which is a moving average that is not determinable until immediately prior to the effective time, so the number of performance stock units shown outstanding reflects the maximum achievement of the total share return performance goal.

(3)	Charles R. Gordon is both a director and an executive officer.
In light of the increased merger consideration contemplated by the merger agreement, the following information replaces the existing disclosures under the heading “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger—Treatment of Aegion’s Deferred Stock Units, Performance Stock Units, and Restricted Stock Units—Quantification of Equity Compensation Awards” beginning on page 65 of the definitive proxy statement with the following:
Quantification of Equity Compensation Awards
See the section entitled “Advisory Vote on Specified Compensation (Proposal 2)” beginning on page 96 of the definitive proxy statement for information regarding unvested equity compensation awards for the named executive officers in accordance with Item 402(t) of the SEC’s Regulation S-K based on the assumptions described in such section, including the assumption that the effective time occurs on April 15, 2021, and that the price per share of Aegion common stock is $30.00.
The following information replaces the last full paragraph and the accompanying table and footnotes under the heading “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger—Executive Officer Change in Control Agreements” beginning on page 67 of the definitive proxy statement:
The following table shows, as of April 15, 2021, with respect to Aegion’s executive officers, the severance multiple and the value of the severance that would be payable pursuant to the change in control agreements, assuming a covered termination occurs on the closing of a merger that occurs on April 15, 2021.
Name	Severance Multiple	Cash Severance(1)	Value of Health Care Continuation(2)	Outplacement Services(3)
Executive Officers
Charles R. Gordon	2.99	$4,563,053	$50,458	$15,000
David F. Morris	1.99	$1,906,068	$21,615	$15,000
Mark A. Menghini	1.99	$1,311,844	$19,430	$15,000
John L. Heggemann	1.00	$385,433	$16,732	$15,000
Kenneth L. Young	1.00	$388,683	$5,815	$15,000
(1)	For purposes of this disclosure, the amount of cash severance takes into account the base salary increases for the named executive officers that went into effect on April 1, 2021.

(2)
Represents the value of continuation of health, dental and vision insurance coverage after the executive’s termination date using the current cost of the coverage and assuming that the coverage is provided for the maximum length allowable under each executive’s change in control agreement.

(3)	Represents the aggregate dollar value of executive outplacement service fees up to which Aegion will reimburse the executives.
Update to Golden Parachute Compensation
In light of the increased merger consideration contemplated by the merger agreement, the following information replaces the existing disclosure starting immediately after the second full paragraph under the header “Advisory Vote on Specified Compensation (Proposal 2)—Golden Parachute Compensation” beginning on page 96 the definitive proxy statement through the end of that section with the following:
For purposes of quantifying these potential payments and benefits for the tables below, the following assumptions were used:
•	the effective time of the merger occurs on April 15, 2021, which, solely for purposes of this specified compensation disclosure, is the assumed date of the closing of the merger;
•
immediately following the effective time, the employment of each of Aegion’s named executive officers is terminated by Aegion without cause or by the named executive officer with good reason under his or her change in control agreement; and

•	the value of a share of Aegion common stock is $30.00.
The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of the definitive proxy statement and before the effective time. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table. In addition, the amounts shown below do not attempt to quantify any reduction that may be required as a result of a Section 280G cutback; therefore, actual payments to the named executive officers may be less than the amounts indicated below.
For purposes of this discussion, “single-trigger” refers to benefits that are payable solely as a result of the closing of the merger and “double-trigger” refers to payments made on a covered termination following the effective time.
Name(1)	Cash(2)	Equity(3)	NQDC(4)	Perquisites/ Benefits(5)	Total(6)(7)
Charles R. Gordon, President and Chief Executive Officer	$4,563,053	$8,627,940	—	$65,458	$13,256,451
David F. Morris, Executive Vice President and Chief Financial Officer	$1,906,068	$5,063,190	$1,738,978	$36,615	$8,744,851
Mark A. Menghini, Senior Vice President, General Counsel and Secretary	$1,311,844	$2,421,660	$341,082	$34,430	$4,109,016
John L. Heggemann, Senior Vice President, Corporate Controller and Chief Accounting Officer	$385,433	$844,320	—	$31,732	$1,261,485
Kenneth L. Young, Senior Vice President and Treasurer	$388,683	$542,850	—	$20,815	$952,348
(1)
Aegion’s named executive officers for purposes of the definitive proxy statement consist of Aegion’s chief executive officer, chief financial officer and three senior vice presidents, all of whom were named executive officers for purposes of Aegion’s 2020 annual report on Form 10-K.

(2)
Represents the value of cash severance payable under the applicable named executive officer’s change in control agreement, as described in the section entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive Officers in the Merger— Executive Officer Change in Control Agreements” beginning on page 66 of the definitive proxy statement. For purposes of this disclosure, the amount of cash severance takes into account the base salary increases for the named executive officers that went into effect on April 1, 2021. No amounts payable for the pro rata bonus under the annual incentive plan as a result of a change in control are included herein since the amounts payable under the change in control agreements are in lieu of any other payment to be made under the annual incentive plan for the plan year in which the effective date of termination occurs.

(3)
The equity amounts reflect the value of accelerated vesting of unvested Aegion performance stock units and restricted stock units, which will accelerate upon the effective time pursuant to the merger agreement. The amounts shown in the table do not include any awards that vest in accordance with their terms prior to the assumed effective date. For more information regarding the terms of equity awards held by the named executive officers, please see the section entitled “The Merger (Proposal 1)—Interests of Aegion’s Directors and Executive

Officers in the Merger—Treatment of Aegion’s Equity Deferred Stock Units, Performance Stock Units, and Restricted Stock Units” beginning on page 64 of the definitive proxy statement as well as the table “Equity Payable at the Effective Time” below.
(4)
The amounts shown in this column reflect the value of the lump sum payment equal to the named executive officer’s notional account balance under Aegion’s Voluntary Deferred Compensation Plan as of March 31, 2021; these amounts may change prior to the effective time due to fluctuation in the market and any additional deferrals by the participants. These payments are “single trigger” payments payable within 45 days following the effective time. Each named executive officer is vested in his notional account balance under the plan, but the plan termination in connection with the merger will accelerate the distribution of such amounts.

(5)
Represents (i) the value of continuation of health, dental and vision insurance coverage after the named executive officer’s termination date using current cost of the coverage and assuming that the coverage is provided for the maximum length allowable under each named executive officer’s change in control agreement and (ii) the aggregate dollar value of executive outplacement service fees up to which Aegion will reimburse the named executive officer.

(6)
Pursuant to each change in control agreement, no named executive officer is entitled to receive any tax gross-up for any excise tax imposed upon him or her under the Code. In the event that the severance benefits and related payments (including the vesting of incentive awards) would be subject to the “golden parachute” excise tax under the Code, the executive’s payments will be either: (i) the full amount of the payments or (ii) the lesser amount that would ensure that no portion of the payments would be subject to the excise tax, whichever would put the executive in the best net position after tax, as determined by an independent auditor. The amounts shown in this table do not reflect any such reduction.

(7)	Represents the aggregate dollar value of the sum of all the amounts reported in columns (2)-(5).
The amounts reflected in the table below are single-trigger payments and represent the value of accelerated vesting of Aegion performance stock units and restricted stock units held by each named executive officer assuming a price of Aegion common stock of $30.00 per share.
	Equity Payable at the Effective Time
Name	Performance Stock Units(1)	Restricted Stock Units	Total
Charles R. Gordon	183,017	104,581	$8,627,940
David F. Morris	94,143	74,630	$5,063,190
Mark A. Menghini	41,738	38,984	$2,421,660
John L. Heggemann	8,883	19,261	$844,320
Kenneth L. Young	11,515	6,580	$542,850
(1)
The number of performance stock units shown assumes a performance achievement of 175% of target, which Aegion expects to be the maximum possible aggregate performance achieved under the currently outstanding performance stock units. Aegion expects the 25% of the outstanding performance stock units that vest based on the achievement of the average return on invested capital performance goal for the three-year performance period to vest at target in accordance with the terms of the merger. With respect to 75% of the outstanding performance stock units that vest based on the achievement of the cumulative total share return performance goal for the three-year performance period, the calculation is based on the total share return of Aegion’s peer group, which is a moving average that is not determinable until immediately prior to the effective time, so the number of performance stock units shown outstanding reflects the maximum achievement of the total share return performance goal.

SUMMARY OF THE SECOND AMENDMENT TO THE MERGER AGREEMENT
On April 13, 2021, the Company, Parent and Merger Sub entered into the second amendment to the merger agreement. The definitive proxy statement includes the amended merger agreement and the first amendment to the merger agreement, attached as Annex A and Annex B, respectively, and also includes a summary of the amended merger agreement, beginning on page 73 of the definitive proxy statement.
The material provisions of the second amendment to the merger agreement summarized below and elsewhere in this proxy supplement are qualified in their entirety by reference to the second amendment to the merger agreement, a copy of which is attached to this proxy supplement as Annex A, which is incorporated by reference in this proxy supplement. This summary does not purport to be complete and may not contain all of the information about the second amendment to the merger agreement that is important to you. We encourage you to read the second amendment to the merger agreement carefully in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the second amendment to the merger agreement and not by this summary or any other information contained in this proxy supplement.
Increase in Merger Consideration
Pursuant to the second amendment to the merger agreement, each share of Aegion common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Aegion common stock (i) held in treasury by Aegion or owned by any direct or indirect wholly-owned subsidiary of Parent, (ii) owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or (iii) for which appraisal rights have been properly demanded in writing in accordance with the DGCL) will be cancelled and automatically converted into the right to receive $30.00 in cash, without interest and subject to applicable tax withholding in accordance with the terms of the merger agreement.
Increase in Termination Fees
The second amendment to the merger agreement (i) increases the company termination fee payable by the Company in connection with the termination of the merger agreement under specified circumstances from $40 million to $50 million; and (ii) increases the parent termination fee payable by Parent in connection with the termination of the merger agreement under specified circumstances from $70 million to $90 million.
Change in the Outside Date
The second amendment to the merger agreement also amends the outside date by which the merger must be consummated from August 16, 2021 to June 15, 2021 and provides that the Company may extend the outside date to August 16, 2021 by written notice to Parent.
Amendment to Equity Commitment Letter; Limited Guarantee
Parent has also, contemporaneously with the execution of the second amendment to the merger agreement, delivered to the Company (i) an amendment to the equity commitment letter from the New Mountain fund increasing the amount the New Mountain fund is required to contribute to Parent in connection with the merger from $453 million to $521 million (the terms of the equity commitment letter are described in more detail in the section entitled “The Merger (Proposal 1)—Financing—Equity Commitment Letter” beginning on page 68 of the definitive proxy statement); and (ii) an amendment to the limited guarantee in favor of the Company pursuant to which the New Mountain fund increased its aggregate liability cap from $74 million to $94 million (the terms of the limited guarantee are described in more detail in the section entitled “The Merger (Proposal 1)—Financing—Limited Guarantee” beginning on page 69 of the definitive proxy statement).

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.
Aegion’s filings referred to above are also available on our internet website, https://www.aegion.com/, under “Investors,” without charge. Information contained in our internet website does not constitute a part of this proxy supplement. In addition, you may obtain a copy of the reports, without charge, upon written request to: David Morris, Executive Vice President and Chief Financial Officer, Aegion Corporation, 17988 Edison Avenue, Chesterfield, MO 63005. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Aegion common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to Aegion. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to Aegion’s reasonable expenses in furnishing the exhibit) to David Morris, Executive Vice President and Chief Financial Officer, Aegion Corporation, 17988 Edison Avenue, Chesterfield, MO 63005.
The SEC allows us to “incorporate by reference” into this proxy supplement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy supplement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy supplement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy supplement, and before the date of the special meeting:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 10, 2021;
•	Current Reports on Form 8-K, filed February 16, 2021, February 17, 2021, March 12, 2021, March 15, 2021, March 22, 2021 and April 14, 2021.
Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy supplement.
No persons have been authorized to give any information or to make any representations other than those contained in this proxy supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy supplement is dated April 19, 2021. You should not assume that the information contained in this proxy supplement is accurate as of any date other than that date, and the mailing of this proxy supplement to stockholders does not and will not create any implication to the contrary.

Annex A
EXECUTION VERSION
AMENDMENT NO. 2 TO
AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 2 (this “Amendment”) is made as of April 13, 2021, by and among Carter Intermediate Inc., a Delaware corporation (“Parent”), Carter Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Aegion Corporation, a Delaware corporation (the “Company”, and together with Parent and Merger Sub, the “Parties”).
RECITALS
WHEREAS, the Parties have entered into an Agreement and Plan of Merger, dated as of February 16, 2021, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of March 13, 2021 (the “Original Agreement” and, as amended by this Amendment, the “Agreement”);
WHEREAS, capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to such terms in the Agreement;
WHEREAS, the Parties desire to amend the Original Agreement as set forth in this Amendment to memorialize their mutual agreement with respect to the matters set forth herein;
WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable the Agreement and the Transactions, (iii) authorized and approved the execution and delivery by the Company of this Amendment and performance by the Company of the Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth therein, (iv) resolved, subject to the terms of the Agreement, to recommend the adoption of the Agreement by the stockholders of the Company and (v) directed that the Agreement be submitted to a vote of the stockholders of the Company; and
WHEREAS, concurrently with the execution and delivery of this Amendment, the parties to the Equity Commitment Letter and the parties to the Parent Guarantee are entering into amendments to such agreements.
NOW, THEREFORE, in consideration of the foregoing, and of the agreements contained herein, the Parties hereby agree as follows:
1.	Amendments.
(a)	Section 3.01(a) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:
“Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than any Excluded Shares and any Dissenting Shares, shall be cancelled and shall cease to exist and shall be converted automatically solely into the right to receive $30.00 in cash, without interest and subject to applicable withholding in accordance with Section 3.07 (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 3.02(b).”
(b)	Section 9.01(c)(i) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:
“the Effective Time shall not have occurred on or before June 15, 2021 (as such date may be extended (i) pursuant to the terms of this Agreement, (ii) by the Company to a date on or before August 16, 2021 by written notice to Parent delivered on or before June 15, 2021 or (iii) by the mutual written consent of the Company or Parent, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(c)(i) shall not be available to Parent if its breach of any representations or warranties or any agreements or covenants under this Agreement primarily caused or primarily resulted in the failure of the Effective Time to occur on or before such date;”

(c)	Section 9.03(a)(i) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:
“(A) (x) by the Company or Parent pursuant to Section 9.01(b)(ii), (y) by Parent pursuant to Section 9.01(c)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held) or Section 9.01(c)(iii) or (z) by the Company pursuant to Section 9.01(d)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held), (B) after the date of this Agreement an Acquisition Proposal shall have been (x) publicly made (in the case of clauses (A)(x), (A)(y) or (A)(z)), or (y) made known to the Company Board (in the case of clauses (A)(y) or (A)(z) only), and not withdrawn prior to (i) the Company Stockholders’ Meeting (if the Company Stockholders’ Meeting was held) or (ii) such termination (if the Company Stockholders’ Meeting was not held) and (C) within twelve (12) months following the Termination Date the Company consummates a transaction contemplated by any such Acquisition Proposal or that would have otherwise constituted an Acquisition Proposal if announced or made known to the Company Board prior to the Termination Date, then, the Company shall pay to Parent (or its designee) the amount of $50,000,000 (the “Company Termination Fee”) in accordance with Section 9.03(b);”
(d)	Section 9.03(a)(iii) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:
“by the Company pursuant to Section 9.01(d)(iv), then Parent shall pay or cause to be paid to the Company the amount of $90,000,000 (the “Parent Termination Fee”) in accordance with Section 9.03(b).”
2.
Except as expressly set forth herein, the Original Agreement shall remain unmodified and in full force and effect. On and after the date hereof, each reference in the Original Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import will mean and be a reference to the Original Agreement as amended by this Amendment.

3.	The provisions of Article X (General provisions) of the Original Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.
* * * * *

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.
AEGION CORPORATION

By	/s/ Charles R. Gordon
	Name:	Charles R. Gordon
	Title:	President and Chief Executive Officer
[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

CARTER INTERMEDIATE, INC.

By	/s/ A. Joe Delgado
	Name:	A. Joe Delgado
	Title:	President
CARTER ACQUISITION, INC.

By	/s/ A. Joe Delgado
	Name:	A. Joe Delgado
	Title:	President
[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

Annex B
Centerview Partners LLC
31 West 52nd Street
New York, NY 10019

April 13, 2021
The Board of Directors
Aegion Corporation
17988 Edison Avenue
Chesterfield, MO 63005
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of Aegion Corporation, a Delaware corporation (the “Company”), of the $30.00 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger dated as of February 16, 2021, as amended by that certain Amendment No.1 to Agreement and Plan of Merger dated as of March 13, 2021 and as further amended by that certain Amendment No.2 to Agreement and Plan of Merger proposed to be entered into (as so amended, the “Agreement”) by and among Carter Intermediate, Inc., a Delaware corporation (“Parent”), Carter Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares held in the treasury of the Company, (ii) Shares owned by any direct or indirect wholly-owned subsidiary of the Company or (iii) Shares owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the effective time of the Merger (the shares referred to in clauses (i) and (ii), together with any Shares held by any other affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $30.00 per Share in cash, without interest, (the $30.00 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have been engaged to provide financial advisory services to New Mountain Capital, L.L.C. (“Sponsor”), the sponsor of Parent, or Sponsor’s affiliates, including in connection with the sale of 20% of Blue Yonder Holding, Inc. (formerly JDA Software) to Panasonic Corporation, and we have received compensation from Sponsor for such services. We may provide financial advisory and other services to or with respect to the Company, Parent, Sponsor or their respective affiliates, including portfolio companies of Sponsor in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, Sponsor or any of their respective affiliates, including portfolio companies of Sponsor, or any other party that may be involved in the Transaction.
In connection with this opinion, we have reviewed, among other things: (i) an executed version of the Agreement dated February 16, 2021, an executed amendment No.1 to the Agreement dated March 13, 2021 and a draft amendment to the Agreement dated April 13, 2021 (collectively, the “Draft Agreement”); (ii) Annual Reports on

Form 10-K of the Company for the years ended December 31, 2019, December 31, 2018 and December 31, 2017; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,

CENTERVIEW PARTNERS LLC

AEGION

Stronger. Safer. Infrastructure.®

AEGION CORPORATION
17988 EDISON AVENUE
CHESTERFIELD, MO 63005

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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D39842-S21009

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AEGION CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
1. To adopt the Agreement and Plan of Merger, dated February 16, 2021 and amended March 13, 2021 and April 13, 2021 (as may be amended further from time to time, the "merger agreement"), among Carter Intermediate, Inc., Carter Acquisition, Inc. ("Merger Sub") and Aegion Corporation, pursuant to which Merger Sub will merge with and into Aegion Corporation (the "merger").	☐	☐	☐
2. To approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Aegion Corporation's named executive officers in connection with the merger and contemplated by the merger agreement.	☐	☐	☐
3. To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

AEGION
Stronger. Safer. Infrastructure.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

D39843-S21009

AEGION CORPORATION
Special Meeting of Stockholders
May 14, 2021 8:30 AM Central Daylight Time
This proxy is solicited by the Board of Directors

The undersigned having received the proxy statement, appoints David F. Morris and Mark A. Menghini, and each of them acting individually, as the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all the shares of the Company's Class A common stock, $.01 par value, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment or adjournments thereof, and the undersigned directs this proxy be voted as specified on the reverse side. **If no direction is made, the proxy will be voted: (a) "FOR" Proposal 1, (b) "FOR" Proposal 2, and (c) "FOR" Proposal 3.** The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

YOUR VOTE IS VERY IMPORTANT - PLEASE VOTE TODAY.

Continued and to be signed on reverse side